                                   Exhibit A

                                                                    Exhibit 99.A

ALLEN PERRES


                                                        154 West Hubbard  Street
                                                        Sixth Floor
                                                        Chicago, Illinois 60610
                                                        312 464-1113
                                                        312 464-1652

                                   [       ]
                                    Approve
                                 by Initialing

December 6, 1999


Dan Mulvena, CEO
Magna-Lab, Inc.
6 Fuller Lane
Marblehead, MA 01945

Gentlemen:

     This letter sets forth our agreement under which a group of investors (the "Investors") will make a cash investment in Magna Lab Inc. (the "Company").

     The Company has prepared and delivered to the Investors a confidential private placement memorandum (the "Memorandum") and a subscription agreement ("Subscription") covering an offering of shares of common stock in the Company which have been circulated to the Investors (the "Private Placement"). The Investors will make an investment under the Memorandum and Subscription subject to and provided the Company agrees to the terms and conditions of this Letter. To the extent that the provisions of this letter and the Memorandum, Subscription agreement and any documents prepared by the Company in connection with the placement are inconsistent with this letter, this letter shall control, shall be deemed an amendment to such instruments and documents, and such documents shall incorporate, and not supercede such instruments and documents.

     1. DIRECTORS: The Company has authorized seven director seats and now has six directors. Upon execution of this Amendment, Seymour Kessler will be elected as a member of the Board of Directors of the Company to fill a current vacancy. On or prior to closing of $1,500,000 of the Private Placement, Allan Perres will be elected as a member of the Board of Directors of the Company. This will be accomplished through the filling of a vacancy created either through the resignation of an existing director or by increasing the size of the Board of Directors from 7 to 8. In any event, any further increase in the size of the Board shall require the affirmative vote of both Messrs. Kessler and Perres so long as they remain directors. The Company agrees to include Messrs. Kessler and Perres as director nominees at all future stockholder meetings at which directors are to be elected. The obligations of the Company under this Paragraph shall be for a period of three years from the date of this Letter or until a subsequent offering of at least $3 million is completed, whichever occurs sooner.

     2. EXECUTIVE COMMITTEE: The board of directors will create an Executive Committee consisting of Seymour Kessler, Dr. Larry Minkoff, and Daniel M. Mulvena. The Executive Committee shall have the powers defined by the By-laws and shall vote by a majority vote. The By-Laws of the Company shall be amended to establish such committee, if it does not exist, with powers determined by the board of directors. The obligation to maintain the Executive Committee under this Paragraph shall apply for a period of three years from the date of this Letter or until a subsequent offering of at least $3 million is completed, whichever occurs sooner.

     3. COMPENSATION TO ALLEN PERRES: For services rendered and to be rendered by Allen Perres as Vice President of the Company, the Company agrees to pay Mr. Perres $90,000 per year, payable monthly, effective from the date of his appointment as Vice President. It is contemplated that a two year agreement will be entered into governing the terms of such relationship promptly following execution of this Letter, with compensation for the second year to be determined by the Board of Directors. In addition, the Company agrees to issue to Allen Perres options to purchase shares of common stock. The options shall be exercisable at $.02 per share, shall vest in full immediately upon grant and shall expire five years from date of grant. The options shall be granted at the following times in the following amounts: At such time as the Company has raised at least $500,000 in the Private Placement, the Company shall issue to Allen Perres options to purchase 1,000,000 shares of common stock. At such time as the Company has raised an additional $500,000 in the Private Placement, the Company shall issue to Allen Perres options to purchase an additional 1,500,000 shares of common stock. At such time as the Company has raised an additional $1,500,000 in the Private Placement, the Company shall issue to Allen Perres options to purchase an additional 2,000,000 shares of common stock. At such time as the Company has raised an additional $500,000 in the Private Placement the Company shall issue to Allen Perres options to purchase an additional 1,500,000 shares of common stock. At such time as the Company has raised an additional $1,000,000 in the Private Placement, the Company shall issue to Allen Perres options to purchase an additional 1,000,000 shares of common stock (for options to purchase a maximum aggregate of 7,000,000 shares). The foregoing dollar amounts are net of commissions which may become payable to registered broker/dealers. The shares underlying the options shall not be registered, and therefore shall be restricted securities under Rule 144 of the Securities and Exchange Commission.

     4. OFFICERS' OPTIONS: The Company has recently granted options to other Company executives in the amounts shown below. These options are exercisable at $.22 per share and expire 5 years from date of grant.


  Person                    Amount                         Vesting
  ------                    ------                         -------

Larry Minkoff         2.2 million options       1.3 million immediately

                                                .9 million vest over three years
                                                beginning at the end of the
                                                first year

Dan Mulvena           1.3 million options       .7 million vest immediately

                                                .6 million vest over three years
                                                beginning at the end of the
                                                first year

Ken Riscica           1.0 million options       .53 million vest immediately

  Person                    Amount                         Vesting
  ------                    ------                         -------
                                                .47 Million vest over three
                                                years beginning at the end
                                                of the first year

Board Members         75,000 each               Total vesting
(other than those
specified by name)

Irwin M. Rosenthal    225,000 options           Total vesting


     5. MINIMUM OFFERING: The Company shall not be entitled to close on any proceeds from the Private Placement unless a minimum of at least $750,000 in proceeds has been accepted.

     6. ASSIGNMENT: The Company will cause the appropriate scientists, officers and/or directors (including Laurence Minkoff and Dr. Valentine Fuster) to assign to the Company all patent applications and patents on the cardiac probe and tutervascular cathetors and related items being developed for the Company.

     7. COMMISSIONS: Commissions not exceeding 10% of the gross offering proceeds may be payable to registered broker/dealers who participate in the Private Placement.

     8. ALL DOCUMENTS: All documents signed and to be signed by the Investors shall reflect this agreement, and to the extent that any such documents state that there are no documents other than the offering documents reflected therein, such documents shall be revised to list this Agreement as one of the offering documents.

     9. DOCUMENT EXECUTION: This letter agreement may be signed in counterparts, each of which shall be deemed on original, and all of which shall constitute one and the same instrument.

     10. GOVERNING LAW: This letter agreement shall be interpreted in accordance with the laws of the State of New York.

     If this letter correctly sets forth the Company's undertakings and agreements, please sign a copy and return it to us, upon which it shall be a binding agreement of the Company, a material representation by the Company to the Investors in connection with their investment in the Company and a condition to the investment by the Investors in the Company.


Very truly yours,

/s/ Allen Perres
---------------------------
Allen Perres

Accepted and agreed to this    day of December, 1999.


MAGNA-LAB, INC.


By:  /s/ Daniel Mulvena
   -----------------------------

     The undersigned, all directors of the Company, hereby consent to the provisions of this letter agreement which require action by the board of directors of the Company, and agree that this letter agreement, when signed by all of such directors, shall be deemed a unanimous consent to action by the board of directors of the Company.


Dated: December  , 1999



/s/  Daniel Mulvena
------------------------------             --------------------------
     Daniel Mulvena                             Joel Kanter



------------------------------             --------------------------
     Lawrence A. Minkoff, Ph,D                  Michael J. Rosenberg



/s/  Irwin Rosenthal
------------------------------             --------------------------
     Irwin Rosenthal                            Louis E. Teicholz, MD